EXHIBIT 99.1

Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation: (310) 533-0474

Virco® Announces Fourth Quarter and Annual Results

Torrance, California, April 14, 2004 – Virco Mfg. Corporation® (AMEX: VIR) today released its annual results in the following letter to shareholders from Robert A. Virtue, President and CEO:

January 31, 2004, marked the close of our fourth quarter and the end of the most challenging year in our history. In 54 years, Virco has only lost money three times: 1950, 1987, and 2003. The amount we lost in fiscal 2003, $21,961,000, far exceeded our combined losses in the other two years.

Virco was founded in 1950 as a manufacturer of classroom and institutional furniture. We believe the recession in public school spending that occurred in 2003 was the worst since the end of World War II. The recession was caused by a dramatic decrease in state tax revenues following the stock market crash in 2001. State budget managers and their downstream beneficiaries – public schools, cities and counties – had never experienced such sudden declines in funding and were therefore unprepared for what happened. Although we were in daily contact with our customers during this period, we too were caught off guard by the rapid collapse in furniture purchases.

As one of the few public corporations serving this market, our difficulties have been honestly reported and widely discussed. We remind our shareholders of the following major points, each of which was covered in quarterly reports released as the year progressed:

1.	Out of the net loss of $21,961,000, pre-tax severance costs amounted to $13,920,000. We will discuss our severance and downsizing philosophy later in this report.

2.	Demand for new education furniture and equipment remains high. We continue to view last year’s recession as a shortfall in funding, not demand.

3.	Our response to the recession was heavily weighted toward maintaining a competitive infrastructure and product development program, both of which will be necessary when the market recovers.

4.	Because so much of our business is bid-based, volume is to a certain extent discretionary. We saw and continue to see what we consider unsustainable pricing practices as competitors attempted to maintain revenues during the downturn. We refused to sell at prices that would have only worsened our results last year. This position has been further vindicated on long-term contracts for 2004 deliveries where recent cost increases, especially in steel, would have forced us to sell at a loss in the coming year.

5.	Barring further unpredictable events such as the steel shortage, we have downsized to permit roughly break-even results on annual revenues in the $190,000,000 to $200,000,000 range. Further downsizing is not anticipated.

6.	Our financial condition remains strong. Wells Fargo Bank, our financial partner for the past 15 years, has structured a hybrid cash-flow/asset-based operating loan that adequately covers inventories, receivables and capital investments. Total debt of $25,333,000 at year-end was actually lower than the prior year.

     Here are the numbers:

	Three Months Ended		Twelve Months Ended
	1/31/2004	1/31/2003	1/31/2004	1/31/2003
	(in thousands except per share data)
Sales	$29,009	$35,001	$191,852	$244,355
Cost of Sales	24,819	27,803	137,420	160,652

Gross Margin	4,190	7,198	54,432	83,703
Selling, General & Administrative	11,170	14,316	70,593	79,721
Interest Expense	741	1,108	2,054	3,410
Separation Costs	1,543	—	13,920	—
(Gain) / Loss on Sale of Fixed Assets	(5,546)	149	(5,497)	149

(Loss)/Income before Taxes	(3,718)	(8,375)	(26,638)	423
Income Tax (Benefit)/Expense	(1,731)	(3,290)	(4,677)	141

Net (Loss)/Income	$(1,987)	$(5,085)	$(21,961)	$282

Net (Loss)/Income per Share – Assuming Dilution (a)	$(0.15)	$(0.39)	$(1.68)	$0.02
Weighted Average Shares Outstanding – Assuming Dilution (a)	13,096	13,040	13,106	13,458

(a) For fiscal year 2003 and quarter ended January 31, 2004, net loss per share was calculated based on basic shares outstanding at January 31, 2004, due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	1/31/2004	1/31/2003
Current Assets	$51,386	$66,068
Non-Current Assets	74,882	88,728
Current Liabilities	25,982	27,320
Non-Current Liabilities	37,934	44,702
Stockholders’ Equity	62,352	82,774

One of the most persistent questions we’ve fielded during this recession is why we didn’t cut harder and sooner. The answer is twofold: first, neither Virco nor our customers predicted the actual severity of the recession. Second, cutting hurts in many ways. We believe it’s damaging to our shareholders and our customers to match wild swings in the economy with wild swings in our organization. Throughout this recession our focus has been on the recovery. We knowingly spent short-term dollars to maintain long-term infrastructure, organizational stability, and new product development.

Our use of voluntary severance with generous six-month payments, followed by smaller mandatory layoffs with the same six-month payments, left us with a workforce that could execute its responsibilities free from either the guilt or lingering fear that often accompany large restructurings. We have been pleased by the stability of our workforce at all levels during this challenging period. Even though it’s hard to quantify such loyalty, we believe it contributes to product quality and consistent service, two important elements of our long-term strategy.

We carefully analyzed other companies’ cost cutting strategies before executing our own. We found that when plant closures were combined with staff cuts, one-time write-offs often equaled or exceeded anticipated annual savings. We found many examples from our own industry where the ratio was even worse. In our case, severance costs of $13,920,000 compare very favorably to estimated annual savings of $20,000,000 to $25,000,000, for a nearly one-to-two ratio of write-offs to savings.

This approach also left us with both of our facilities intact. We feel that our integrated manufacturing and distribution facilities in Torrance, California, and Conway, Arkansas, are the best in the classroom furniture industry. Rather than jettisoning either of these valuable assets to match erratic and non-permanent market swings, we chose to depreciate their fixed costs through disciplined restraint of capital expenditures. We will continue this trajectory for at least the next few years, generating cash flow and simultaneously maintaining capacity that we expect to need.

Because we occupy our Torrance facility under a lease due to expire in February of 2005, we carefully evaluated its ongoing viability. We concluded that Torrance is essential. California is the world’s sixth largest economy and its forecasted growth is well documented. Of the 10 counties in the United States with the greatest numerical increase in population, seven are serviced from Torrance. When combined with the other fast growing regions west of the Rocky Mountains, our Torrance plant gives us a critical competitive advantage over manufacturers and distributors located further east. School equipment is bulky and heavy, with a high freight component relative to selling price. The same freight barrier that keeps imports at bay also works in our favor with domestic competitors located east of the Rockies.

Our strategy of buffering change outside the company by limiting change inside it clearly works only if the market recovers within a reasonable amount of time. Although it’s too early to say for certain, the first two months of fiscal 2004 suggest that we may be past the bottom of the trough. Incoming orders and shipments are both up slightly compared to the same two months last year. We’re seeing good demand for our newer products as well as our Furniture Focus™ package selling solution for new schools. While our hopes for 2004 are modest, 2005 looks to be a significantly better year. In short, we have enough confidence about the short- and long-term future to feel that our cost cutting strategies were appropriate.

We’ve also been asked repeatedly about Virco’s market share and our plans for growth. We think of market share two ways: stable market share, where we’ve established a long-term relationship with customers based on our entire portfolio of products and services, versus variable market share, where buying decisions are based exclusively on price. In the first category the critical elements of competition are product function and assortment, availability, quality, and service. In the second, only efficiency matters. We compete aggressively both ways, but prefer the first. That is why we have continued to devote so much effort to new product development during this recession.

Market share gained merely by writing down a low price is fragile. Market share based on customer recognition of superior value is more stable. In the low-bid segment of our market we intentionally gave up market share last year because some of the prices were simply too low to support what we consider to be minimum levels of quality and service. We have done the same in the first two months of 2004. Especially this year, with the steel shortage and increasing costs for plastic, wood, and fuel, a low bid price in winter may prove painfully expensive to deliver in summer.

Some shareholders have assumed from our discussions about buffering change and keeping plants open that we have a disproportionate, unhealthy and inefficient reliance on domestically produced products. This is not the case. We make appropriate use of imports but we don’t discuss the details publicly for competitive reasons. Our Torrance factory is located minutes from one of the world’s largest container ports and we receive several shipments per week from international suppliers.

We have concluded that outsourcing per se is easily imitated and does not provide sufficient differentiation to support adequate operating margins. While we carefully adjust the blend of imports and domestically produced furniture to achieve the lowest overall cost, our primary emphasis is on designing furniture and equipment that provides unique value to educators. When multiple competitors have access to identical product sourced from the same offshore factories, the race for market share becomes a damaging spiral of progressively lower prices. We’ve seen it before with folding chairs and mass merchants. Interestingly, our folding chair volume has been increasing of late as importers and ocean freight companies both raise their prices. This bellweather product suggests to us that equilibrium is being reached between domestic and offshore fabrication, at least with certain products and processes.

Sustainable growth is supported by superior function and value in products, services, or both. The illustrations in this year’s report are from our pre-NeoCon® ad campaign for Zuma™. Inspired by the elegant lines of breaking surf and named for a beach just north of Los Angeles, Zuma is a fully integrated classroom furniture line featuring active and passive ergonomics along with specific features for increased technology support. As with I.Q.®, which won a NeoCon Gold Award when it was introduced two years ago, Zuma takes the same basic raw materials used in traditional furniture designs and reconstitutes them in a more functional, comfortable, and attractive package. Zuma is protected by nine patents pending.

On the service front we continue to expand the reach of Furniture Focus. In recognition of the broader product assortment that Furniture Focus makes available to our public school customers, we’ve changed our corporate tagline from “Furniture that Fits®” to “Equipment for Educators™”. This year we’re initiating a stocking program that places the most popular items from our Furniture Focus partners in the Torrance and Conway warehouses. Our goal is to combine furniture and equipment shipments on the same delivery, thus simplifying both the purchasing and receiving functions for school administrators. So far the program has been well received, although its true test will come this summer.

Perhaps the most important service we provide is reliable delivery of classroom furniture during the brief summer shipment window. For a variety of reasons including the steel shortage, a tightening of the financial markets, and shifts in capacity for key components, we expect this summer to be marked by an industry-wide shortage of furniture. We are aggressively building inventories under our Assemble-to-Ship stocking plan with the assumption that availability will be a critical element of customer satisfaction. As with last year, we will use seasonal shifting of employees to balance fabrication, assembly, delivery, and installation workloads once the stocking plan is met. We also intend to make greater use of temporary workers to buffer unpredictable demand should there be a surge of orders in late spring or early summer. As we’ve said before, the financial ability to lay in large inventories is a critical part of our competitive strategy, facilitated over the past 15 years by our strong working relationship with Wells Fargo.

The principles of sustainability have guided us since our founding in 1950, although that word with its present meaning wasn’t used back then. More recently, in an effort to articulate our methods for balancing the sometimes conflicting claims of shareholders, customers, employees, suppliers, communities and competitors, we have emphasized Virco’s five corporate values: Voice, Dignity, Fairness, Leadership, and Merit.

Together, these values and principles have shaped our relations with all of the groups and individuals that work with or make claims upon our corporation. They are appropriate for the market we serve, a market that ultimately consists of the next generation of decision makers. They have shaped our nationally recognized waste minimization and resource recovery programs. Perhaps most importantly, they have shaped our investment outlook.

Sustainability precludes short-term thinking, which has been the source of much recently uncovered corporate misbehavior elsewhere. Virco’s values mandate transparent corporate governance, restraint in executive compensation and honest reporting. Virco has never been managed as a get-rich-quick scheme for insiders.

Sustainable businesses have to weather difficult markets and changing investment fashions, sometimes to the detriment of short-term results. We’ve endured three years of substandard performance as a result of these principles, but over the long term we believe our recent decisions will create a stronger company.

One of the best ways to validate such high-minded rhetoric is to meet us face to face and kick the tires. In honor of our fiftieth anniversary in Conway, Arkansas, we’re inviting shareholders to the first-ever annual meeting there, to be held on June 8, 2004. You’ll have a chance to tour our flagship facility, see Assemble-to-Ship in peak-season action, learn about our resource recovery program, and soak up some hospitality from the community that’s been so good to us. The meeting will begin at 10:00 a.m., with tours commencing at 11:00 a.m. or whenever the question and answer session ends. A home-style barbecue lunch will be served at noon, leaving enough time for out-of-town visitors to return to Little Rock and catch connecting flights home. As always, we thank all of you for your support and we look forward to seeing as many of you as possible in Conway.

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies, our ability to continue to control costs and inventory levels, the potential impact of our Assemble-to-Ship program on earnings, market demand, pricing and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast, that may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to, changes in general economic conditions, the markets for school and office furniture generally and specifically in areas and with customers with which we conduct our principal business activities, customer confidence, and competition. See our Annual Report on Form-10K for year ended January 31, 2003, and other materials filed with the Securities and Exchange Commission for further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of Filing